Exhibit 23.1

                         Consent of Independent Auditors




The Board of Directors
At Comm Corporation:

We consent to the incorporation by reference in the registration statements, Nos. 33-4989, 33-16019, 33-37686, 33-42433, 33-88996, 333-29703, 333-57149,
333-81537, 333-43844 on Form S-8 and Nos. 333-68435 and 333-36550 on Form S-3 of
At Comm Corporation of our report dated January 30, 2001, relating to the consolidated balance sheets of At Comm Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years then ended, which report appears in the December 31, 2000, annual report on Form 10-KSB of At Comm Corporation.

Mountain View, California
April 2, 2001


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